Alico Reports Second Quarter Earnings

LaBelle, FL, May 12, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced net earnings for the second quarter of fiscal year 2008 of $1.5 million, or $0.21 per share, compared with net earnings of $5.5 million, or $0.75 per share, during the three months ended March 31, 2007.  For the six months ended March 31, 2008, the Company reported net earnings of $4.3 million, or $0.59 per share, compared with net earnings of $8.1 million, or $1.10 per share, for the six months ended March 31, 2007.

Operating revenues during the second quarter of fiscal year 2008 totaled $49.3 million, compared with $56.5 million for the three months ended March 31, 2007.  Operating revenues were $72.8 million for the six months ended March 31, 2008, compared with $83.0 million for the six months ended March 31, 2007.

Results in thousands:

	Three months ended March 31,		Six months ended March 31,
	2008	2007	2008	2007
Operating revenue
Agricultural operations	$ 48,553	$ 54,766	$ 67,562	$ 78,177
Non-agricultural operations	722	889	1,398	1,559
Real estate operations	-	803	3,869	3,250

Total operating revenue	$ 49,275	$ 56,458	$ 72,829	$ 82,986

Gross profit:
Agricultural operations	$ 5,940	$ 12,307	$ 6,734	$ 15,498
Non-agricultural operations	586	763	1,154	1,320
Real estate operations	(542)	(401)	2,436	1,806
Gross profit	5,984	12,669	10,324	18,624
Profits from the sale of bulk real estate	-	(254)	817	1,038
Net interest and investment income	884	593	2,751	958
Corporate general and administrative and other	(4,220)	(3,313)	(6,956)	(6,406)
Income before income taxes	2,648	9,695	6,936	14,214
Provision for income taxes	1,110	4,192	2,608	6,131
Net Income	$ 1,538	$ 5,503	$ 4,328	$ 8,083

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Citrus prices have declined an estimated 28% during fiscal year 2008 from their prior year levels.  For this reason, the Company expects profits from its citrus groves to be lower in fiscal year 2008 when compared with fiscal year 2007.  Prices have declined in the Florida citrus industry due to an increasing supply of citrus as groves have recovered from the damages brought on by the hurricanes of 2004 and 2005.

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Fewer calves were sold during the six months ended March 31, 2008 compared with the six months ended March 31, 2007.  As a result, cattle revenues decreased from their prior year levels.   Additionally, due to rising feed and fuel costs, cattle margins have eroded considerably, causing the Company to write down its cattle inventory by $1.0 million, to its net realizable value.

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The Company restructured a contract in October 2007 for the sale of real estate, with the terms retroactive to the original closing in July 2005. The Company recognized approximately $0.8 million of non-operating gain and interest income of $1.5 million in connection with the restructure.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include expectations regarding the future performance of the Company’s operating divisions. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.